Exhibit 10
ANNUAL NON-EMPLOYEE DIRECTOR COMPENSATION
      On January 11, 2006, the Board of Directors of the Company reviewed non-employee director compensation and approved the following fees. These fees were recommended to the Board by the Corporate Governance Committee. Each non-employee director (1) will continue to receive a $60,000 annual retainer and $1,500 for each day on which one or more meetings are attended, and (2) will receive 3,000 restricted shares of Company Common Stock annually. Previously, non-employee directors received 2,500 restricted shares annually. The Board’s decision to increase the size of the annual restricted stock award was based upon a review of peer company practices. This change was effective as of January 1, 2006.
      Additionally, the Chair of each of the Audit and Management Development and Compensation Committees will continue to receive a $15,000 annual retainer, and the Chair of each of the Corporate Governance and Public Issues Committees will receive a $10,000 annual retainer.
      Board members continue to be required to comply with a Board guideline adopted on January 14, 2004 that each non-employee director acquire 10,000 shares of Company stock by at least the fifth anniversary of his or her election to the Board.